Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of BuzzFeed Inc. of our report dated February 26, 2021 relating to the financial statements of CM Partners, LLC , which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 8, 2022